Exhibit 23.2

CONSENT OF COUNSEL

To: The Colonial BancGroup, Inc.

We hereby consent to the use in this registration statement of The Colonial BancGroup, Inc., on Form S-3 of our name in this registration statement. We also consent to the reference to our firm under the caption “Legal Matters.”

/s/ Miller, Hamilton, Snider & Odom, L.L.C.

MILLER, HAMILTON, SNIDER & ODOM, L.L.C.

November 12, 2004